TEMPLUM MARKETS

PRIMARY OFFERING SERVICES AGREEMENT

This PRIMARY OFFERING SERVICES AGREEMENT ("Agreement") is entered into on and effective as of September 27, 2023 (the "Effective Date") by and between Templum Markets, LLC ("Templum"), a Delaware limited liability company, and Vestible Assets, LLC a Delaware LLC and any of its affiliates that execute a Joinder to this Agreement, a form which is attached hereto as Annex I (the "Issuer").

WHEREAS, Templum is a registered broker-dealer with the Securities and Exchange Commission ("SEC") and a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, the Issuer desires to appoint Templum as the broker of record and/or placement agent for the offering of securities issued by the Issuer as set forth in the Memorandum (as defined below) (the "Offering");

WHEREAS, Templum desires to accept such appointment, and to serve as the broker of record and/or placement agent and provide the services described in this Agreement in connection therewith; and

NOW, THEREFORE, in consideration of the mutual premises, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Templum

(a) Subject to the exclusions set forth below, the Issuer hereby engages Templum for consulting services concerning the Offering, appoints Templum as the broker of record concerning the Offering, and agrees that Templum may also serve as a placement agent to introduce the Issuer to potential investors in connection with the offer and sale of certain securities of the Issuer or its affiliates, as described on Schedule A hereof ("Securities"). Any sales of the Securities will be to "retail investors" and "accredited investors" as permitted under the Securities Act of 1933, as amended (the "Securities Act"), in a manner consistent with the terms of the confidential private placement memorandum of the Issuer (the "Memorandum").

(b) Templum hereby accepts the engagement for consulting services, appointment as broker of record, and/or placement agent as described in Section 1(a). Templum will not be obligated to sell any Securities or to purchase any Securities for their own accounts. Templum will not have any authority to enter into transactions on behalf of the Issuer or its affiliates, to accept potential investors on behalf of the Issuer or its affiliates, or to require the Issuer or its affiliates to enter into any transactions, as Issuer retains sole and absolute discretion with respect to the authority to transact with any potential investors. Potential investors, who meet the applicable qualifications and who are accepted by the Issuer, are hereinafter referred to as "**Investors**".

(c) At the request of Templum, the Issuer will provide Templum with information that Templum reasonably deems necessary or advisable in order to permit Templum to provide its services hereunder or as may be required by any applicable regulatory requirements. The Issuer also agrees to make available to Templum, and to potential investors additional material, data, or

other information relating to the Issuer as Templum may reasonably request. In addition, the Issuer will provide Templum with copies of the Memorandum for their review and files.

(d) During the term of this Agreement, the Issuer will promptly forward to Templum any non-routine communications received from any securities or other regulatory authority in any jurisdiction relating to the Offering and promptly notify Templum of any claim or any legal or regulatory action, suit, or proceeding to which the Issuer is made a party relating to the Offering. Similarly, Templum will promptly forward to the Issuer any such communication relating to the Offering received by it during such period and Templum agrees to notify the Issuer promptly of any such claim, action, suit, or proceeding to which Templum becomes a party as it relates to the Offering.

(e) The Issuer will not distribute any marketing materials that reference Templum unless such materials have been previously approved by Templum. In addition, Templum will conduct the Offering in a manner consistent with the Memorandum and any applicable legal, regulatory or self-regulatory requirements.

(f) Templum's arrangements with the Issuer pursuant to this Agreement may be disclosed by either party to potential investors to the extent required to ensure compliance with applicable laws or regulations.

(g) Templum shall be permitted to pay or award, without contribution or reimbursement by Issuer or its affiliates other than as set forth in Schedule B, finder's fees, commissions or other compensation to a registered broker-dealer or other properly licensed person for selling Securities.

2. Fees and Expenses

Subject to the terms of this Agreement, in return for the services provided by Templum pursuant to this Agreement, Issuer agrees to pay to the fees set forth on Schedule B in connection with any sale of Securities. In addition, subject to the terms set forth on Schedule B, the Issuer agrees to reimburse Templum for the actual cost of any expenses incurred by Templum from time to time in connection with the performance of duties under this Agreement.

3. Templum's Representations, Warranties, and Undertakings

Templum represents and warrants to the Issuer and undertakes as follows:

(a) Templum is duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to conduct its business.

(b) The execution, delivery, and performance of this Agreement by Templum has been duly authorized by all necessary action, and upon execution and delivery hereof, this Agreement will be a valid, binding, and enforceable obligation of Templum.

(c) Templum shall comply in all material respects with all applicable laws, rules, and regulations of any jurisdiction in which Templum undertakes any activities related to the Offering. Without limiting the generality of the foregoing:

(i) Templum has obtained and will maintain all necessary consents, permits, licenses, and other authorizations (together, "Authorizations") required to conduct Templum's business in any relevant jurisdiction or in order to perform its services hereunder. Templum will provide to the Issuer, upon its request, a copy of any such Authorization.

(ii) Templum is registered as a broker-dealer with the SEC and under the "blue sky" law of each state with which it is required to be so registered in connection with its activities under this Agreement and is a member of FINRA, and shall conduct regulated services, including, but not limited to Investor sales efforts, only through its duly licensed registered representatives. Templum shall remain such registrations and membership during the term of this Agreement.

(iii) Templum has obtained all required governmental and regulatory licenses, registrations and approvals as may be necessary for it to undertake any activities under this Agreement.

(d) Templum will use only the then current version of any written or electronic material relating to the Issuer, unless approved in advance by the Issuer.

(e) Templum hereby represents and warrants that neither Templum nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (i) indicted for or convicted of any felony or any securities or investment related offense of any kind, (ii) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (iii) the subject or target of any securities or investment-related investigation by any regulatory authority. None of Templum, any of its predecessors, any affiliated issuer, any of their respective directors or officers, any beneficial owner of 20% or more of Templum's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Templum in any capacity at the time of sale (each, a "Templum Covered Person" and, together, "Templum Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Templum has exercised reasonable care to determine whether any Templum Covered Person is subject to a Disqualification Event and has disclosed every Disqualification Event to the Issuer.

(f) Templum represents and warrants, on a continuing basis, that it has in effect anti-money laundering and know-your-customer or customer identification program policies and procedures (together, the "AML, KYC/CIP Program") reasonably designed to detect and prevent money laundering and activities that would facilitate money laundering or the funding of terrorist or other criminal activities. Templum understands and acknowledges that the Issuer will rely on Templum's AML, KYC/CIP Program in connection with disseminating the Memorandum and any Additional Material (as defined below). Templum agrees that, with respect to each potential Investor that is accepted as an Investor, it will (i) notify the Issuer if it suspects any unusual, suspicious or illegal activities or "red flags" associated with such potential Investor; (ii) provide copies or assist in providing copies of documents requested by the Issuer for purposes of verifying the identity of the potential Investor; and (iii) determine to the best of Templum's knowledge, prior

to recommending an investment in the Securities, that such potential Investor is not (a) a "foreign shell bank," as defined by the Bank Secrecy Act and the regulations thereunder, (b) not from a country or territory named on the list of high-risk or non-cooperating countries or jurisdictions published by the U.S. government and (c) identified as a "Specially Designated National or Blocked Person" on a list maintained by the U.S. government.

(g) The representations and warranties in clauses 3 (a)-(f) above shall be true and correct at all times during the term of this Agreement and, notwithstanding any other provisions of this Agreement, if such representations and warranties are no longer true and correct, this Agreement may be terminated immediately by the Issuer.

4. Issuer's Representations, Warranties, and Undertakings

The Issuer represents and warrants to Templum and undertakes as follows:

(a) The Issuer is duly formed and validly existing under the laws of the State of Delaware and has all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates, and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses, and permits from other parties to conduct its business as described in the Memorandum and to issue the Securities.

(b) The execution, delivery, and performance of this Agreement by the Issuer has been duly authorized by all necessary action, and upon execution and delivery hereof, this Agreement will be a valid, binding, and enforceable obligation of the Issuer.

(c) The Issuer agrees and acknowledges that Templum is entitled to rely, without investigation, appraisal or verification, on the contents of the Memorandum, and any additional materials that the Issuer provides to Templum pursuant to this Agreement (such materials, "Additional Material") in connection with the Offering and that Templum will in no respect be responsible for the accuracy or completeness of any such materials.

(d) The Issuer has complied, and will comply, with all laws, rules and regulations (to the extent applicable to the Issuer) of any jurisdiction in which the Issuer is organized or operates.

(e) The Issuer will not knowingly take an action which makes, or could make, the offering and sale of interests in the Issuer fail to comply with any relevant exemptions under the Securities Act or any applicable state blue sky laws.

(f) The Issuer intends to use the proceeds of any purchase of its Securities by an Investor in the manner provided in the Memorandum.

(g) All statements of fact contained or to be contained in the Memorandum (and any amendment thereto) and the Additional Material are or will be true and correct in all material respects at the time indicated, as the case may be; and the Memorandum and Additional Material when they shall be authorized for use, will not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Securities.

(h) The Issuer will from time to time amend the Memorandum as, in the light of then-current and then-prospective developments, shall be necessary in order to make any statements contained in the Memorandum not misleading to a purchaser of Securities.

(i) The Issuer shall not amend the Memorandum without giving Templum prompt advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Issuer's right to amend the Memorandum, of whatever character, as the Issuer may deem advisable, such right being in all respects absolute and unconditional. The Issuer shall not publish, distribute, issue, post or otherwise use any materials that are prepared by Templum or otherwise reference either Templum or investors introduced by Templum without the prior written consent of Templum.

(j) The Issuer shall advise Templum promptly upon the occurrence of any material event that makes untrue any statement made in the Issuer's then current Memorandum or which requires the making of a change thereto in order to make the statements therein not misleading in any material respect.

(k) The Issuer acknowledges that Templum (i) will be relying on information and data provided by the Issuer, without having independently verified the accuracy or completeness of the same, (ii) does not assume responsibility for the accuracy or completeness of any such information and data, (iii) will not make an appraisal of any assets or liabilities of the Issuer, and (iv) retains the right to perform due diligence on the Issuer during the course of the engagement established by this Agreement.

(l) The Issuer hereby represents and warrants that neither the Issuer nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (i) indicted for or convicted of any felony or any securities or investment related offense of any kind, (ii) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (iii) the subject or target of any securities or investment-related investigation by any regulatory authority. None of the Issuer, any of its predecessors, any affiliated issuer, any of their respective directors or officers, any beneficial owner of 20% or more of the Issuer's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event and has disclosed every Disqualification Event to Templum.

(m) The Issuer acknowledges that it is a sophisticated business enterprise with competent advisors and legal counsel, and the Issuer has retained Templum for the limited purposes set forth in this Agreement.

(n) The representations and warranties in clauses 4(a)-(m) above shall be true and correct at all times during the term of this Agreement and, notwithstanding any other provisions of this Agreement, if such representations and warranties are no longer true and correct, this Agreement may be terminated immediately by Templum.

5. <u>The Offering</u>

(a) Templum will make available to each potential Investor, prior to the time of any purchase of Securities, a copy of the Memorandum. Neither party shall make any representations (whether written or oral) concerning the Issuer, or its affiliates, other than those representations not inconsistent with the Memorandum or in any promotional materials or sales literature furnished to Templum by the Issuer or prepared by Templum and affirmatively approved by the Issuer for use by Templum.

(b) For all sales of Securities in connection with this Agreement, Templum will conduct all such sales in accordance with all applicable laws and regulations and Templum's policies and procedures with respect to the sale of Securities, as in effect from time to time, including without limitation Templum's policies with respect to anti-money laundering/know your customer rules, suitability determinations, and the qualification of potential investors.

(c) Each party represents that it has put into place proper procedures that conform to all applicable laws and regulations in connection with its obligations under this Agreement. Each party further represents that it will comply with its policies and procedures and all applicable laws and regulations in conducting activities and performing its obligations under this Agreement.

(d) Each party shall maintain accurate and complete records of compliance with Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Such records shall be maintained during the term of this Agreement and for a period of three years thereafter.

(e) Except as set forth in Section 1(a) in this Agreement, during the term of this Agreement, the Issuer will not (i) offer any instruments or any securities substantially similar to the Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through Templum, or (ii) engage in any discussions with any person other than representatives of Templum for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Issuer of the Securities to potential investors, other than such offers or discussions relating to: (1) securities issued pursuant to contractual obligations of the Issuer in effect as of the date of this Agreement and disclosed in writing to Templum prior to the execution of this Agreement; or (2) equity securities issued pursuant to employee benefit, option or purchase plans in effect as of the date of this Agreement or in connection with compensation arrangements with current and prospective employees; or (3) equity securities of the Issuer issued on a pro rata basis from time to time to all holders of a class of outstanding equity securities of the Issuer.

6. <u>Acknowledgement that Securities are Unregistered</u>

Each of Templum and the Issuer acknowledges that the Securities are not registered under the Securities Act and the offerings of those Securities are not being registered under the Securities Act.

7. Suspension of Solicitation

Each of Templum and the Issuer shall have the right, with prior notice to the other party, to require that the solicitation by Templum of potential Investors be suspended as promptly as practicable after the receipt of such notice by such other party as a result of a determination by any of Templum or the Issuer, in its reasonable discretion, that a supplement or amendment to the Memorandum is required in order to ensure that the Memorandum does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, it being understood that if a supplement or amendment to any of the Memorandum is required, the Issuer shall be responsible for preparing such supplement or amendment. Notwithstanding the foregoing, the Issuer shall have the right, with prior notice to Templum, to require that the solicitation by Templum of potential Investors be suspended as promptly as practicable, for any reason in the Issuer's sole discretion.

8. Notices

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be in writing via email. Unless otherwise notified in writing, all notices to Templum and the Issuer shall be given or sent to the addresses set forth below.

If to Templum, to:

Templum Markets, LLC
515 Madison Ave, 8th Floor
New York, NY 10022
Email: legal@templuminc.com
Attention: Scott Kalish, General Counsel

If to Issuer, to:

Vestible Assets, LLC
5440 West 110th Street, Suite 300
Overland Park, Kansas 66211
Email: Parker@Vestible.co

9 Termination and Amendment

(a) The term of this Agreement shall commence as of the date hereof and shall continue until the September 27, 2024, of the date hereof, after which either the Issuer or Templum may terminate this Agreement by providing written notice to the other party; provided that this Agreement may be terminated at any time by either party hereto upon 90 days' prior written notice.

(b) Upon a termination of this Agreement, the Issuer shall promptly reimburse Templum for any unreimbursed expenses subject to the terms in Schedule B.

(c) In the event of a termination of this Agreement, Templum shall be entitled to applicable commissions set forth in Schedule B with respect to any sale of Securities consummated with any Investor introduced to the Issuer by Templum within 12 months from the date of termination of this Agreement, provided that Templum must provide Issuer with a list of such Investors within ten (10) days of the date of termination in order for this tail provision to apply to such Investors. Any such fees shall be paid at the closing of such Offering.

(d) Upon any termination of this Agreement the rights and obligations of the parties set forth in Sections 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, and 15 shall survive such termination.

10. Governing Law

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof relating to the choice or conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with any rules, orders or interpretations of the SEC or its staff thereunder.

11. Indemnification

(a) The Issuer (for purposes hereof, an "Indemnitor") hereby agrees to, and will, indemnify and hold harmless Templum, and its respective directors, officers, partners, members, and agents (each of the foregoing, an "Indemnitee") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, "Liabilities"), to the extent arising out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Memorandum or other offering materials prepared by the Issuer, or any amendment or supplement thereto prepared by the Issuer, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnitee for any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Issuer shall not be liable in any such case to the extent that any such Liability (i) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Memorandum and other offering materials prepared by the Issuer or any such amendment or supplement in reliance upon and in strict conformity with written information furnished to the Issuer by Templum or its representatives expressly for use therein, or (ii) are finally judicially determined to have resulted directly from the gross negligence or willful misconduct of any Indemnitee.

(b) An Indemnitee seeking indemnification under this Section 11 will promptly notify the Indemnitor of its receipt of any notice of any claim or legal or regulatory hearing, investigation, or other formal action (each a "Proceeding"), *provided*, that the failure to furnish such notice will not relieve the Indemnitor of any liability under this Section 11 other than to the extent, if any, that the Indemnitor is prejudiced by such failure. The Indemnitor may assume the defense of any Proceeding against the Indemnitee and, if it does so, will employ legal counsel reasonably

satisfactory to the Indemnitee. The Indemnitee may also employ separate counsel who may participate in the defense of the Proceeding (but shall not appear as counsel of record) at the Indemnitee's sole expense; *provided*, *however*; that the Indemnitor will bear the expense of such separate counsel (but not more than one such counsel for all Indemnitees) if the Indemnitor fails to assume the defense of the Proceeding or in the event that the Indemnitor's counsel would have a conflict of interest in representing both parties. None of the parties may, without the written consent of the other parties, settle or compromise any Proceeding, unless the other parties are released unconditionally from all Liabilities arising out of such Proceeding.

(c) Notwithstanding anything contained herein to the contrary, under no circumstances shall any party be liable to any other party for indirect, incidental, special, punitive or consequential damages regardless of legal theory, whether in equity or law, including, but not limited to, diminished reputation or loss of good will arising from or relating to this Agreement.

12. Limitation of Liability

Notwithstanding the provisions of Section 11 above, the aggregate amount of any (i) indemnification obligation of Templum and/or (ii) Placement Agent's liabilities to Issuer that may arise from this Agreement shall in no event exceed the amount of fees actually received by Placement Agent with respect to the services provided hereunder.

13. Confidentiality

(a) Each party (the "Receiving Party") hereby agrees to keep confidential any information provided by the other party (the "Disclosing Party") in connection with this Agreement, and not to use or disclose such information without the Disclosing Party's prior written consent; provided, however, that nothing herein shall prevent the Receiving Party from disclosing any such information (a) to current or prospective partners, investors or financing sources, unless such information was explicitly not to be provided to partners, investors, or financing sources, as instructed in writing by the Disclosing Party prior to disclosure, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (c) upon the request or demand of any governmental authority or regulatory body having jurisdiction over the Receiving Party, (d) to the extent that such information was or becomes publicly available other than by reason of disclosure by the Receiving Party in violation of this Agreement or was or becomes available to the Receiving Party from a source that is not known by the Receiving Party to be subject to a confidentiality obligation to the Disclosing Party, (e) to the Receiving Party's employees, legal counsel, independent auditors and other experts or agents in connection with the Offering, or (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing the Receiving Party's liability or protecting or exercising any of the Receiving Party's rights, remedies or interests.

(b) Templum does not provide accounting, tax, legal or regulatory advice. Notwithstanding anything herein to the contrary, the Issuer is authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Issuer relating to that treatment and structure, without Templum imposing any limitation of any kind. For this purpose, "tax structure" is limited to any facts that may be relevant to that treatment. The

parties agree that nothing in the Agreement is intended to impose any conditions of confidentiality within the meaning of Section 6111 of the Internal Revenue Code of 1986, as amended, or US Treasury Regulation Section 1.6011-4.

14. Arbitration

Except as provided for herein, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the matter to binding arbitration in New York, New York by and pursuant to the commercial rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Issuer and Templum and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the United States federal substantive and procedural laws relating to arbitration. Each party shall bear its own attorneys' fees; the other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees that the other party reasonably incurs. The Issuer and Templum agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

15. Announcements

The Issuer agrees that Templum may, with the prior written consent of the Issuer (which consent shall not be unreasonably withheld, conditioned, or delayed), following the consummation of the Offering, describe the Offering in any form of media or in Templum's marketing materials, stating Templum's role and other material terms of the Offering and using the Issuer's name and logo in connection therewith, provided that no such announcement shall include the names of any Investors or any details as to the material economic or structural aspects of the Offering. The Issuer may not reference Templum or use the name and logo of Templum in any public announcement without the consent of Templum (which consent shall not be unreasonably withheld, conditioned, or delayed).

16. Miscellaneous

(a) This Agreement sets forth the entire agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereof.

(b) This Agreement may be assigned only with the prior written consent of the parties hereto.

(c) No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

(d) If any provision of this Agreement is determined to be unenforceable the remaining provisions shall remain enforceable to the extent permissible.

(e) This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement or any related document by facsimile transmission or by email with an attached copy of the executed agreement shall be effective as delivery of a manually signed counterpart of this Agreement or such related document.

(f) The parties hereto expressly agree that each is acting as an independent contractor hereunder and nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or any fiduciary relationship between Templum and the Issuer. Neither party has assumed an advisory or fiduciary responsibility in favor of the other party, nor any other obligation to the other party except the obligations expressly set forth in this Agreement.

(g) The failure of any party to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

(h) This Agreement may only be amended by a written agreement duly executed by both parties.

(i) Any instance in this Agreement of the phrase "applicable law(s)," "applicable laws and regulations," or terms of similar import shall refer to all applicable laws, regulations, codes, or ordinances in effect from time to time in any jurisdiction to which Issuer, Templum, or the Offering are subject, including, without limitation, any rules of any regulatory or self-regulatory body, such as the SEC and FINRA, and any laws, regulations or rules of any non-U.S. governmental authority or regulatory agency.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

TEMPLUM MARKETS, LLC

By: /s/ Joseph Ramos

Name: Joseph Ramos
Title: CEO

VESTIBLE ASSETS, LLC

By: /s/ Parker Graham

Name: Parker Graham
Title: CEO

SCHEDULE B

Fees and Expenses

For the services provided by Templum under this Agreement, Issuer shall pay the fees and expenses set forth below. Payment for commissions shall be paid in full in U.S. dollars at the closing of the Offering. All such commissions shall be funded through proceeds of the Securities sale, it being the intent of the parties that such commissions shall be indirectly paid by the Investors as a "load" rather than a cost paid by the Issuer from its own funds.

Issuer Onboarding & Due Diligence*	
Onboarding and Consulting Services	$2,500 USD per month
Post Go-Live Consulting Services	$2,000 USD per month
Due Diligence for Additional Issuer(s)	$2,000 USD per Issuer

Sales Commissions	
Book Running	75bps per offering
Placement	Five percent (5%) per transaction

Customer Onboarding*	
Retail	$2.00 USD Domestic $6.00 USD International
Simple Institution	$25 USD
Trust and Other Complex Institution	$50 USD
Accreditation Verification	$25 USD

Miscellaneous Fees*	
Account Maintenance	$0.40 USD per account per month
Operational Support	$100 USD per live security per month
Chaperoning	$500 USD per call (one investor, one hour call limit) $1,000 USD per call (more than one investor, one hour call limit)
Audit Request	$100 per request

*billed monthly